EXHIBIT 5.1
                       Akerman, Senterfitt & Eidson, P.A.
                          SunTrust International Center
                                   28th Floor
                               One S.E. 3rd Avenue
                            Miami, Florida 33131-1714

                                 April 19, 1999
Aviation Sales Company
6905 N.W. 25th Street
Miami, Florida 33122

         RE:      Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to Aviation Sales Company, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 for the proposed sale by the Company of $85.0 million in principal amount of its 8 1/8% Senior Subordinated Notes due 2008 (the "Notes") and the guarantees of Notes given by substantially all of the Company's subsidiaries (the "Subsidiaries Guarantees").

         In connection with the proposed sale, we have examined the Company's Certificate of Incorporation and By-laws, as presently in effect, the Company's relevant corporate proceedings, the draft Registration Statement on Form S-3 covering the proposed sale, including all amendments thereto (the "Registration Statement"), the Indenture dated February 17, 1998 (the "Indenture"), that certain Underwriting Agreement by and among the Company, Salomon Smith Barney, Inc. and BT Alex. Brown (the "Underwriting Agreement") and such other documents, records, certificates of public officials, statutes and decisions as we considered necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

         Based on the foregoing and upon the representations made to us by the officers and directors of the Company, we are of the opinion that:

1. The issuance of the Notes and the Subsidiary Guarantees pursuant to the terms of the Indenture and the Underwriting Agreement have been duly authorized by all necessary corporate action of the Company.

2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and the Notes and the Subsidiary Guarantees have been duly issued, all in accordance with the terms of the Indenture and the Underwriting Agreement, each of such Notes and the Subsidiary Guarantees will be validly issued and will constitute binding obligations of the Company, in the case of the Notes, and the respective subsidiaries, in the case of the Subsidiary Guarantees, subject, as to enforcement (i) to any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (ii) to general principles of judicial discretion and equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity or in a bankruptcy proceeding and except that (i) rights to contribution or indemnification may be limited by the laws, rules or regulations of any governmental authority or agency thereof or by public policy and (ii) waivers as to usury, stay or extension laws may be unenforceable).

         This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement regarding the validity of the Notes and the Subsidiary Guarantees. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

                                       Sincerely,

                                       AKERMAN, SENTERFITT & EIDSON, P.A.